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                                                                  Exhibit 5.1

                                        May 9, 1997


Sound Source Interactive, Inc.
2985 E. Hillcrest Drive
Suite A
Westlake Village, CA  91362

     Re:  Sound Source Interactive, Inc.

Gentlemen:

     We are providing this opinion in connection with Registration Statement No. 33-80827 and the Registration Statement of which this is being filed as an exhibit of Sound Source Interactive, Inc. (the "Company"), each on Form SB-2 and as amended (the "Registration Statements"), filed under the Securities Act of 1933, as amended. Capitalized terms used herein without definition have the meanings set forth in the Registration Statements.

     The Registration Statements relate to the following:

     (a) 307,500 outstanding shares of Common Stock registered for the account of certain Selling Security Holders;

     (b) 5,058,307 outstanding Redeemable Warrants registered for the account of certain Selling Security Holders;

     (c) 382,838 shares of Common Stock issuable by the Company upon exercise of options held by Eric H. Winston, a Selling Security Holder;

     (d) 11,078,097 shares of Common Stock issuable by the Company upon exercise of Redeemable Warrants; and

     (e) 240,000 shares of Common Stock issuable by the Company upon exercise of Underwriters' Warrants.

     We have examined (i) the Company's Second Restated Certificate of Incorporation and its Amended and Restated By-Laws; (ii) an officer's certificate as to the corporate proceedings of the Company relating to the issuance of the

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Sound Source Interactive, Inc.
May 9, 1997
Page 2



Shares and the Warrants and other factual matters; and (iii) such other documents and records as we have deemed necessary in order to render this opinion.

     Based on the foregoing, it is our opinion that:

     1. The shares of Common Stock referred to in clause (a) above have been duly authorized and are validly issued, fully paid and nonassessable by the Company. The shares of Common Stock referred to in clauses (c), (d) and (e) above have been duly authorized and, upon their issuance by the Company in accordance with the terms of the Eric H. Winston stock options, the Redeemable Warrants and the Underwriters' Warrants, respectively, will be validly issued, fully paid and nonassessable.

     2. The Redeemable Warrants referred to in clause (b) above have been duly authorized and are validly issued and are enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and by general equity principles.

     We consent (i) to the use of this opinion as an exhibit to the Registration Statement and (ii) to the reference to our firm name under the caption "Legal Matters" in the Prospectus.

                                        Very truly yours,

                                        /s/ McDermott, Will & Emery

                                        McDERMOTT, WILL & EMERY